Exhibit 99.1
Selective Insurance Group, Inc. 40 Wantage Avenue Branchville, New Jersey 07890 www.selective.com

For release at 8:05 p.m. (EST) on July 5, 2007

Media Contact: Sharon Cooper

973-948-1324; sharon.cooper@selective.com

Investor Contact: Jennifer DiBerardino

973-948-1364; jennifer.diberardino@selective.com

Selective Insurance Group Announces Preliminary

2nd Quarter 2007 Property/CAT Losses;

Updates Annual Earnings Guidance

Branchville, NJ – July 5, 2007 - Selective Insurance Group, Inc. (NASDAQ: SIGI), today announced that earnings per diluted share for the second quarter of 2007 will be reduced by approximately $0.09, mainly due to: large property loss activity that was $0.06 higher than expected; catastrophe losses that were $0.02 higher than expected; and a one-time after-tax charge of $0.9 million, or $0.01 per diluted share, for the reorganization of the company’s Personal Lines operation that reduced staffing by 31.

Selective Insurance Group, Inc., Chairman, President and CEO Gregory E. Murphy stated: “We are pleased with new business production, supported by our predictive modeling tools, which was $92 million, up about 12% compared to second quarter 2006. Even in this competitive market, we were able to profitably grow our business based on strong and growing agency relationships and our unique field-based model. However, a highly volatile and increasingly undisciplined commercial lines pricing environment caused renewal premiums to come in below what we anticipated, resulting in second quarter overall NPW growth of only 3%, ahead of industry-wide growth projections of zero by A.M. Best for the full year 2007.”

Murphy added, “We continue to pursue our organic growth strategy, entering our 21st state, Massachusetts, effective July 1, 2007. Selective’s total agency count now stands at 845, up from 772 at year-end, serviced by 98 field-based agency management specialists who deliver hands-on underwriting decisions in agents’ offices on a daily basis. The “high-touch” component of our model is backed by state-of-the-art technology that allows agents and Selective’s field teams to input business seamlessly into our systems. Small business premium through the automated One & Done system was $251,000 per work day in the second quarter, up 29% from second quarter 2006.”

Murphy concluded, “Despite the success of many company-wide efforts in the second quarter, the extreme volatility of the commercial lines pricing environment makes it difficult to estimate future premium growth with sufficient accuracy. As such, we believe it is prudent to withdraw our 2007 NPW guidance. Additionally, we are updating earnings guidance for the full year 2007 to a range of $2.00 to $2.15, from the previously provided range of $2.25 to $2.40. The factors underlying 2007 guidance have been updated to reflect the following assumptions:

-	GAAP combined ratio of 99%;
-	Statutory combined ratio of 97.5%;
-	Catastrophe losses of $16.0 million after-tax, or $0.28 per diluted share;
-	After-tax investment income growth of 10%;
-	Diversified Insurance Services revenue growth of 12% and return on revenue of 10%; and
-	Diluted weighted average shares of 57 million.

Selective plans to release complete second quarter 2007 earnings after the market close on July 26, 2007. The company remains in its quiet period until the time of the quarterly conference call which will be simulcast at 8:30 a.m. EST, on July 27, 2007, at www.selective.com. The webcast will be available for rebroadcast until the close of business on Aug. 24, 2007.

Selective Insurance Group, Inc., is a holding company for seven property and casualty insurance companies rated “A+” (Superior) by A.M. Best. Through independent agents, the insurance companies offer primary and alternative market insurance for commercial and personal risks, and flood insurance underwritten by the National Flood Insurance Program. Other subsidiaries of the company provide claims, human resources and risk management services. Selective maintains a website at www.selective.com.

In this press release, Selective and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections regarding Selective’s future operations and performance. Such statements are “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995, which provides a safe harbor under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, for forward-looking statements. These forward-looking statements are often identified by words such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “target,” “project,” “intend,” “believe,” “estimate,” “predict,” “potential,” “pro forma,” “seek,” “likely,” or “continue,” or other comparable terminology and their negatives. Selective and its management assume no obligation to update these forward-looking statements due to changes in underlying factors, new information, future developments or otherwise.

Selective and its management caution investors that such forward-looking statements are not guarantees of future performance. Risks and uncertainties are inherent in Selective’s future performance. Factors that could cause Selective’s actual results to differ materially from those indicated by such forward-looking statements, include, among other things, those discussed or identified from time to time in our public filings with the SEC and those associated with:

•	the frequency and severity of catastrophic events, including, but not limited to, hurricanes, tornadoes, windstorms, earthquakes, hail, severe winter weather, fires, explosions and terrorism;

•	adverse economic, market, regulatory, legal or judicial conditions;
•	the concentration of our business in a number of Eastern Region states;
•	the adequacy of our loss reserves and loss expense reserves;
•	the cost and availability of reinsurance;
•	our ability to collect on reinsurance and the solvency of our reinsurers;
•	uncertainties related to insurance premium rate increases and business retention;
•

changes in insurance regulations that impact our ability to write and/or cease writing insurance policies in one or more states, particularly changes in New Jersey automobile insurance laws and regulations;

•	our ability to maintain favorable ratings from rating agencies, including A.M. Best, S&P, Moody’s and Fitch;
•	fluctuations in interest rates and the performance of the financial markets;
•	our entry into new markets and businesses; and
•	other risks and uncertainties we identify in filings with the SEC, including, but not limited to, our Annual Report on Form 10-K.

Selective’s SEC filings can be accessed through the Investors and Corporate Governance sections of Selective’s website, www.selective.com, or through the SEC’s EDGAR Database at www.sec.gov (Selective EDGAR CIK No. 0000230557).

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